Exhibit 10.4

Execution Version

PERFORMANCE SHARE AWARD
UNDER THE
2008 OMNIBUS STOCK AND INCENTIVE PLAN
for
THOMAS GROUP, INC.

Effective as of March 1, 2008 (“Date of Grant”), a PERFORMANCE SHARE AWARD (“Award”) is granted by Thomas Group, Inc. (the “Company”) to Michael E. McGrath (the “Holder”), provided that this Award is in all respects subject to the terms and provisions of the 2008 Omnibus Stock and Incentive Plan For Thomas Group, Inc. (the “Plan”), all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.  Capitalized terms used herein without definition shall have the respective meanings specified in the Plan.

WITNESSETH

WHEREAS, the Company desires to grant to the Holder an award which entitles the Holder to receive up to 350,000 Shares subject to certain conditions described herein;

WHEREAS, the purpose of this Award is to advance the interests of the Company and increase shareholder value by providing additional incentives to attract, retain and motivate the Holder; and

WHEREAS, the terms of the Award, including without limitation the conditions imposed on delivery of the Performance Shares, are set forth below;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.             Definitions.  As used in this Award, the following words shall have the following meanings:

“Accounting Firm” shall mean the Company’s certified public accounting firm on the date of reference.

“Anniversary Date” shall mean each anniversary of the Date of Grant.

“Annual Profit” shall mean the net income of the Company before interest expense, interest income, gain (loss) on sale of equipment, gain (loss) on investment, gain on sale of land, depreciation, amortization, taxes on income, extraordinary items, and the expense attributable to the grant of the Award, all as determined by the Accounting Firm using generally accepted accounting principles and as reflected on the Company’s certified financial statements to the extent shown or reflected on such financial statements.  For this purpose, extraordinary items are those of a non-recurring and unusual nature, or resulting from unforeseen and atypical events, as determined by the Accounting Firm using generally accepted accounting principles and as reflected on the Company’s certified financial statements as prepared by the Accounting Firm to the extent shown or reflected on such financial statements.

“Change in Control” shall mean the first date, if any, upon which any of the following occurs:

(1)           any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities; provided, however, that the term “Person” shall not include (A) the Company, (B) any employee benefits plan of the Company, (C) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (D) a subsidiary of a corporation owned, directly or indirectly, by the Shareholders in substantially the same proportions as their ownership of voting securities of the Company, or (E) General John T. Chain, Jr. or Edward P. Evans; or

(2)           individuals who, as of the Date of Grant, constitute the Board (the “Incumbent Board Members”) cease for any reason during any 12-month period to constitute more than 50 percent of the members of the Board and the election or appointment of the members of the Board who are not Incumbent Board Members were not endorsed by a majority of the Incumbent Board Members; provided, however, that any individual becoming a director subsequent to the date hereof whose election, nomination for election or appointment was approved by a vote of at least two-thirds of the directors then constituting Incumbent Board Members, shall be considered as though such individual were an Incumbent Board Member; or

(3)           a sale or disposition of all or substantially all of the Company’s assets to any other corporation or other legal person occurs.

“Performance Shares” shall mean the Shares to be delivered pursuant to this Award.

“Performance Target” shall mean the level of Annual Profits necessary to entitle the Holder to delivery of Performance Shares for the applicable year.

“Termination Date” shall mean the date on which the Award terminates under Section 9.

“Year” shall mean the fiscal year of the Company.

2.             Performance Share Award.  The Company hereby issues to the Holder the right to receive an aggregate of up to 350,000 Shares upon the terms and conditions set forth in this Award.

3.             Performance Targets.  The Performance Target for Year 2008 shall be established by the Committee and communicated to the Holder no later than May 7, 2008 based upon the Annual Profit goal for 2008 set forth in the Company’s revised internal business plan for 2008 to be developed and approved by the Board on or before such date.  The Committee intends that the Performance Target for each of Years 2009 and 2010 shall be established by the Committee during the month of February of the applicable Year based upon the Annual Profit goal for such Year set forth in the Company’s internal business plan for such Year to be developed and approved by the Board; provided, that the Committee shall establish such Performance Targets and communicate them to the Holder not later than March 30 of the applicable Year (and under circumstances that satisfy the requirements of both Sections 162(m) and 409A of the Code).  If in Year 2010 the Company’s Annual Profit both (i) meets or exceeds the Performance Target for Year 2010 and (ii) is at least $9 million, then in addition to the delivery of the 121,334 share increment for such Year, the Holder will be entitled to receive an additional number of Performance Shares that would result in Holder having received a total of 350,000 Performance Shares hereunder.  In the event of a reorganization, business combination or other transaction that materially alters the business or structure of the Company, the Committee and the Holder will discuss in good faith any appropriate adjustments to the Performance Targets applicable in the remaining Years to which this Award applies.

4.             Delivery of Shares.  The Performance Shares shall be delivered to the Holder for any Year in which the Company’s Annual Profit meets or exceeds the Performance Target applicable for such Year as follows:

2008        107,333

2009        121,333

2010        121,334

The Company shall deliver an earned increment of Performance Shares to the Holder on the first business day following the day that both (i) the Accounting Firm certifies the Company’s financial statements which reflect that the Annual Profit for that Year meets or exceeds the applicable Performance Target and (ii) the Committee certifies the attainment of the applicable Performance Target.

5.             Change in Control.  If a Change in Control occurs prior to the time at which all of the Performance Shares have been delivered to the Holder, the Company shall deliver all such undelivered Performance Shares to the Holder immediately prior to the closing of such Change in Control transaction.

6.             Withholding.  On each date on which Performance Shares are delivered, the Holder shall be required to pay to the Company, in cash, the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state income tax withholding requirements and the collection of employment taxes; provided that the Holder may elect to offset the amount the Company reasonably determines as necessary to comply with applicable tax requirements from the Performance Shares otherwise deliverable to the Holder (valued at their Fair Market Value on the applicable date) and a net number of Performance Shares shall thereafter be delivered to the Holder.

7.             Status of the Holder With Respect to Shares.  The Holder shall have no rights, powers or privileges with respect to the Performance Shares until such Performance Shares are delivered to the Holder.

8.             Representations and Warranties.  As a condition to the delivery of the Performance Shares, the Board may obtain such agreements or undertakings, if any, as the Board may deem necessary or advisable to assure compliance with any law or regulation including, but not limited to, the following:

(a)           a representation, warranty or agreement by the Holder to the Company that he is acquiring the Performance Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Performance Shares; and

(b)           a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Board, necessary or appropriate to comply with the provisions of any securities law deemed by the Board to be applicable to the issuance of the Performance Shares and are endorsed upon the Share certificates.

9.             Termination of the Award.  Without limitation, this Award shall automatically terminate and expire on the earlier of (i) the first date in 2011 on which either (A) all Performance Shares have been delivered or (B) the Committee determines that the Performance Target for Year 2010 has not been attained, or (ii) the date of the Holder’s Separation, and upon the date of such termination of the Award all Performance Shares which have not been delivered on or prior to such date will be permanently forfeited.

10.          Shareholder Approval of 2008 Plan.  This Award is subject to approval of the 2008 Plan by a majority of the Company’s stockholders; provided, however, that if the 2008 Plan is not so approved by December 31, 2008, this Award shall terminate and be null and void ab initio; and provided, further, that no Performance Shares shall be delivered prior to such stockholder approval.

11.          Interpretation of the Award Provisions.  The Committee shall have the authority to the full extent provided under the terms of the Plan to interpret all terms of the Plan and this Award, and to otherwise supervise the implementation of such terms.

12.          Governing Law.  TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, THIS AWARD SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

13.          Binding Effect.  This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

14.          Amendments.  This Award may only be amended by a written document signed by the Company and the Holder.

15.          Severability.  If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

16.          Counterparts.  This Award may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused these presents to be executed on its behalf and the Holder has hereunto set his hand, all on the day and year first above written.

THOMAS GROUP, INC.

By:	/s/ Edward P. Evans
Edward P. Evans, Director

ACKNOWLEDGMENT

The Holder agrees to be bound by all the terms of this Award and the Plan.

/s/ Michael E. McGrath
Michael E. McGrath